Exhibit 10.42

UNITED STATIONERS INC.

AND SUBSIDIARIES

AMENDED AND RESTATED

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2009)

SECTION 1.

EFFECTIVENESS AND PURPOSE

1.1          Establishment and Later Restatement and Effectiveness of the Plan.  United Stationers Inc.  (“USI”) initially established the Plan as of January 1, 2000, as an annual incentive compensation plan for key Employees, and it first became effective as of May 10, 2000 upon its approval by USI’s stockholders.  As of January 1, 2005, the Plan was amended, restated, and continued as of January 1, 2005, upon its approval by USI’s stockholders.  As of January 1, 2009 (the “Effective Date” of the Plan as amended, restated and continued and as set forth herein) the Plan has been again amended, restated, and continued in the form set forth in this document for the purpose of compliance with section 409A of the Code (as defined in the Plan).  The Plan, as amended and restated herein, shall be applicable to any awards determined or made hereunder for any periods beginning on or after the Effective Date.  Awards determined or made under the Plan for any periods prior to the Effective Date shall be subject to the Plan as in effect from time to time prior to the Effective Date, and the provisions of the Plan, as amended and restated herein, shall be inapplicable to such awards except to the extent necessary for such awards to comply with section 409A of the Code.

1.2          Purpose.  The purpose of the Plan is to motivate and reward Participants for the achievement of operational individual goals.

SECTION 2.

DEFINITIONS

2.1          Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided.  When the defined meaning is intended, the term is capitalized.

(a)           “Base Salary” shall mean the regular salary, before any salary reduction contributions made to the Company’s 401(k) or Section 125 plans or other deferred compensation plans, but not including any awards under this Plan and not including any other bonuses, incentive pay, or special awards, earned by a Participant.

(b)           “Board” shall mean the Board of Directors of USI.

(c)           “Cause” shall mean failure to follow directives and policies of USI or any subsidiaries, insubordination, willful malfeasance, gross negligence, or acts of dishonesty.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean (I) the Human Resources Committee with respect to Employees who are reasonably likely to be treated as “covered employees” for the Plan Year under Section 162(m) of the Code and executive officers of USI; (ii) the Chief Executive Officer of United Stationers Supply Co.  with respect to Employees who are not reasonably likely to be treated as “covered employees” for the Plan Year under Section 162(m) of the Code and who are not executive officers of USI; or (iii) such other officer, committee or committees appointed by the Board to serve as the administering committee for any group of Employees under the Plan.

(f)            “Company” shall mean USI and its direct and indirect consolidated subsidiaries.

(g)           “Effective Date” shall have the meaning set forth in Subsection 1.1.

(h)           “Employee” shall mean an employee of the Company who is in a position meeting the defined eligibility criteria for participation in the Plan, as stated in Subsection 3.1.

(i)            “Final Award” shall mean the award earned by a Participant based on a comparison of actual year-end results against the Performance Goals established at the beginning of the Plan Year.

(j)            “Human Resources Committee” shall mean the Human Resources Committee or comparable compensation committee of the Board of Directors of USI.

(k)           “Participant” shall mean an Employee who is approved by the Committee for participation in the Plan for a specified Plan Year,

(l)            “Performance Goals” may be based on any one or more of the following measures applicable to the Company, as selected by the Committee for any Plan Year: (a) earnings per share; (b) net earnings/ income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) EBIT; (h) stock price appreciation; (i) total shareholder return; (j) relative total shareholder return (for example, as compared to peer group performance); (k) sales/revenues, or any component thereof; (I) sales/revenue growth; (m) unit volume; (n) gross or operating margins/margin contribution; (o) economic value added or economic profit; (p) return on assets (net assets or operating assets); (q) return on equity; (r) return on invested capital or invested capital efficiency; (s) working capital or working capital efficiency; (t) cash flow/free cash flow; (u) net cash provided by operating activities; (v) cash return on assets; (w) waste recovery, cost control and/or operating efficiency targets; (x) expense targets; and (y) safety goals.  Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or assets or net assets.  Such

Performance Goals may exclude charges for restructurings, discontinued operations and extraordinary, unusual, non-recurring or other items specified by the Committee.

(m)          “Plan” shall mean (i) this Amended and Restated Management Incentive Plan with respect to any awards determined or made for any periods beginning on or after the Effective Date, (ii) the Management Incentive Plan in the form established as of January 1, 2000 and as in effect from time to time prior to January 1, 2005 with respect to any awards determined or made for any periods beginning on or after January 1, 2000 and ended prior to January 1, 2005, and (iii) the Management Incentive Plan in the form established as of January 1, 2005 and as in effect from time to time prior to the Effective Date with respect to any awards determined or made for any periods beginning on or after January 1, 2005 and ended prior to the Effective Date ; provided, however, that the provisions of this Amended and Restated Management Incentive Plan shall apply to awards determined or made for any periods ended prior to the Effective Date to the extent necessary for such awards to comply with section 409A of the Code.

(n)           “Plan Year” shall mean the Company’s fiscal year, which, as of the Effective Date, is the calendar year.

(o)           “Subsidiary” shall mean any direct or indirect subsidiary of USI, including, as of the effective date of the Restated Plan, United Stationers Supply Co.  and any of its subsidiaries.

(p)           “Target Incentive Award” shall mean the award to be paid to a Participant for meeting the respective target levels of the Performance Goals applicable to such Participant in a particular Plan Year.  Such Target Incentive Awards shall be expressed as a percentage of a Participant’s actual Base Salary on January 1st of the Plan Year, with promotional adjustments or other Base Salary changes that occur during the Plan Year made on a pro-rata basis, using whole months.

(q)           “Top 5 Employees” shall mean Employees who are reasonably likely to be treated as “covered employees” for the Plan Year under Section 162(m) of the Code.

(r)            “USI” shall have the meaning set forth in Subsection 1.1.

2.2          Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural,

SECTION 3.

ELIGIBILITY AND PARTICIPATION

3.1          Eligibility.  Eligibility for participation in the Plan will be limited to those key Employees who, by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the profitability and earnings results of the Company.  However, any Employee participating in a sales incentive, commission arrangement, or who is currently receiving consulting payments pursuant to a consulting agreement shall be excluded from participation in this Plan.

3.2           Participation.  Participation in the Plan shall be determined annually by the Committee.  Employees approved for participation shall be notified of their selection.

3.3           Partial Plan Year Participation.  The Committee may allow an individual who becomes eligible during the Plan Year to participate in the Plan.  In such case, the Participant’s Final Award shall be prorated based on the number of full months of participation during the pertinent Plan Year.

A Participant whose incentive category level is changed during the Plan Year shall be eligible for a bonus based on the number of months spent in each incentive category during the Plan Year.  The proration shall be determined by multiplying the Final Award for a full year of participation at each incentive category level by a fraction, the numerator of which shall be the number of months spent at the incentive category level and the denominator of which shall be twelve (12).  The Participant’s Final Award shall be the sum of the prorated awards calculated for the time spent at each incentive category level, with consideration to changes in Base Salary, when appropriate.

3.4           No Right to Participate.  Participation by an Employee in a prior Plan Year does not provide a right or entitlement to be selected for participation in a current or future Plan Year.

SECTION 4.

AWARD DETERMINATION

4.1           Performance Goals.  The Human Resources Committee shall establish for each Plan Year one or more Performance Goals and a level of performance for each at which one hundred percent (100%) of the Target Incentive Award shall be earned.  The Human Resources Committee also shall establish for each Performance Goal a range of performance levels above and below this target performance level, including levels at which the maximum and minimum incentive awards shall be earned, with other intermediate performance attainment between such levels to yield awards prorated between the levels established by the Human Resources Committee.  The Committee will establish the Performance Goals applicable for each Participant, taking into consideration such Participant’s duties and responsibilities, as well as the related Target Incentive Awards and maximum and minimum award levels for such Participant.

4.2           Adjustment of Performance Targets.  Subject to the final sentence of Subsection 4.3, the Human Resources Committee shall have the right to adjust the Performance Goals (either up or down) during the Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals and unduly influenced the Company’s ability to meet them.  Further, the Human Resources Committee shall have the right to adjust the Performance Goals and the Final Award amounts in the event of a Plan Year consisting of less than twelve (12) months.

4.3           Final Award Determinations.  At the end of each Plan Year, the Committee shall review performance against Performance Goals and compute Final Awards for each Participant.

Participants must be actively employed by the Company on the last day of the Plan Year, except as provided in Subsections 6.1 and 6.3, to receive an award for that Plan Year.  Notwithstanding the immediately preceding sentence of this Subsection 4.3, with respect to any portion of a Final Award that is based on a Participant’s personal performance evaluation that is completed after the end of the Plan Year, the Participant must be actively employed by the Company on the date of payment of such portion of the Final Award to receive such portion.  Final Award amounts, may be adjusted (either up or down) based on the Committee’s assessment of Company performance results and Participant performance.  In addition, notwithstanding anything herein to the contrary, with respect to the Top 5 Employees, the Committee may only make adjustments under Subsection 4.2 and this Subsection 4.3 which would reduce Final Awards to the Top 5 Employees and may not make adjustments which would increase Final Awards to the Top 5 Employees; provided, that no payment that is intended to be performance-based compensation (as that term is used in Section 162(m) of the Code) for any Plan Year shall be paid until the Committee has certified in writing the achievement of the Performance Goals for that year.

4.4           Maximum Final Award.  For any Top 5 Employee, the maximum Final Award for any Plan Year shall not exceed the lesser of two hundred percent (200%) of the Participant’s Target Incentive Award or two million dollars ($2,000,000).

SECTION 5.

PAYMENT OF FINAL AWARDS

5.1           Form and Timing of Payment.  Payment of Final Awards shall be made in cash following the end of the Plan Year as soon as practicable thereafter as the Committee shall determine, but not later than the 15th day of the third month of the Plan Year next following such Plan Year.  Notwithstanding the immediately preceding sentence of this Subsection 5.1, with respect to any portion of a Final Award that is based on a Participant’s personal performance evaluation that is completed after the end of the Plan Year, payment of such portion of the Final Award shall be made in cash on April 15 of the Plan Year next following such Plan Year; provided, however, that for purposes of determining compliance with section 409A of the Code, a payment will be considered to satisfy the requirement of this sentence if distribution of such portion of a Final Award is made no later than the end of the Plan Year following the end of the applicable Plan Year with respect to which the Final Award was earned.  The Final Awards shall be a liability of the Company when the Plan Year concludes.

SECTION 6.

TERMINATION OF EMPLOYMENT

6.1           Termination of Employment due to Death.  In the event a Participant’s employment is terminated by reason of death, the Final Award shall be reduced to reflect participation prior to termination.  This reduction shall be determined by multiplying the Final Award for a full year of participation by a fraction, the numerator of which shall be the number of full months of participation through the date of termination and the denominator of which shall be twelve (12).  The prorated Final Award thus determined shall be paid when other awards under the Plan are paid following the end of the Plan Year.

6.2          Termination for Cause.  In the event a Participant’s employment is terminated for Cause prior to the end of the Plan Year, the Participant shall not be entitled to an award for the Plan Year in which the termination occurs.

6.3          Termination for other than Cause or Death.  In the event a Participant’s employment is terminated for reasons other than Cause, a full or prorated Final Award may be paid at the Committee’s discretion. Any full or prorated Final Award thus determined shall be paid when other awards under the Plan are paid following the end of the Plan Year. (1)

6.4          Special 409A Rules.

(a)           Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s separation from service and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan).  Any payment which is to be made as of the first day of the seventh month following separation from service shall be made no later than 30 days after such date.

(b)           References in the Plan to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) shall mean, respectively, the Participant ceasing to be employed by the Company and all Related Companies, subject to the following:

(i)           The employment relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and Related Companies after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and Related Companies if the Participant has performed services for the Company and Related Companies for less than 36 months).  In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Participant continuing to be on the Company’s and Related Companies’ payroll after such date.

(ii)           The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii)          The determination of a Participant’s termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the

 (1) Confirm that payment would be made at the time other awards are paid or otherwise provide payment date.

Company or a Related Company will be made in accordance with Treas. Reg. §1.409A-1(h).

SECTION 7.

RIGHTS OF PARTICIPANTS

7.1          Employment.  Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

7.2          Nontransferability.  No right or interest of any Participant in this Plan shall be assignable or transferable or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 8.

ADMINISTRATION

8.1          Administration.  This Plan shall be administered by the Human Resources Committee in accordance with the provisions contained herein.

8.2          Questions of Construction and Interpretation.  The determination of the Human Resources Committee in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons.  The Human Resources Committee’s interpretative responsibility shall include any and all definitions in the Plan, including, but not limited to, interpretations of Cause.

8.3          Liability.  The Board, the Human Resources Committee, the Committee, or any other persons acting under the direction of either, shall not be liable and shall be held harmless for any act or failure to act hereunder.

SECTION 9.

AMENDMENTS

9.1           Amendments.  The Company, in its absolute discretion, without notice, at any time and from time to time, subject to the requirements of section 409A of the Code,  may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination, may without the consent of the Participant (or his beneficiary in the case of death of the Participant) reduce after the end of the Plan Year the right of a Participant (or the Participant’s beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this

Plan or change to the detriment of a Participant any potential rights in that Plan Year pursuant to Section 11 of this Plan.

SECTION 10.

REQUIREMENTS OF LAW

10.1        Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Illinois.

10.2        Withholding Taxes.  USI or any Subsidiary, as appropriate, shall have the right to deduct from all payments under the Plan any Federal, state or other taxes required by law to be withheld with respect to such payments.

SECTION 11.

MERGER, CONSIDERATION, OR ACQUISITION

11.1        Payment Upon Change of Control.  If the Plan terminates upon or after a Change of Control of USI during the Plan Year in which the Change of Control occurs, a Participant in the Plan for the Plan Year during which a Change of Control occurs shall be entitled to an amount equal to the Participant’s Target Incentive Award for such Plan Year.  Such amount shall be paid in cash to the Participant on or after the date of termination of the Plan, but in no event later than the last day of the Plan Year in which the Change of Control occurs.  Notwithstanding this Subsection 11.1 or Subsection 11.2 below, if any award under the Plan constitutes deferred compensation (within the meaning of section 409A of the Code) and becomes payable upon a Change of Control, a change of control event that otherwise is a Change of Control under the Plan shall be a Change of Control for purposes of the Plan only if such event also satisfies the requirements of Treas. Reg. §1.409A-3(i)(5).

11.2        Definition of Change of Control.  The term “Change of Control” shall mean any one or more of the following events:

(a)           Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of USI’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (i) USI or any Subsidiaries, or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by USI or any Subsidiaries shall not constitute a Change of Control; and provided further that the acquisition or holding of Voting Securities by any Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the issuance of Voting Securities by USI in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities by USI, and after such issuance of Voting Securities by USI, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of USI, then a Change of Control shall occur.

(b)         At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by USI’s stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this Subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of any agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

(c)          Consummation of a merger, consolidation or reorganization or approval by USI’s stockholders of a liquidation or dissolution of USI or the occurrence of a liquidation or dissolution of USI (“Business Combination”), unless, following such Business Combination:

(i)            the Persons with Beneficial Ownership of USI, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns USI or all or substantially all of USI’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii)           the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)          no Person (other than USI, any Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the

Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.  Notwithstanding this subsection (iii), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by USI in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however, that a Business Combination with a Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant.

(d)           Approval by USI’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of USI to any Person (other than a Person in which the Participant has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Participant) and other than a subsidiary of USI or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of USI and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition of Voting Securities by the Company, such Person becomes the Beneficial Owner of any additional Voting Securities which increase the percentage of the Voting Securities Beneficially Owned by such Person, then a Change of Control shall occur.

Notwithstanding anything to the contrary herein, provided the Human Resources Committee (constituted of members of the Incumbent Board) in good faith determines that an event which would otherwise be a Change of Control is not a change of effective control of USI, a Change of Control shall not be deemed to have occurred.

SECTION 12.

INDEMNIFICATION

12.1        Indemnification.  Each person who is or shall have been a member of the Human Resources Committee, the Committee or the Board or who is or shall have been an Employee of the Company shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with any claim, action, suit, or proceeding to which he may be a party by reason of any action taken or failure to act under the Plan.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 13.

EXPENSES OF THE PLAN

13.1         Expenses of the Plan.  The expenses of administering the Plan shall be borne by the Company.